As filed with the Securities and Exchange Commission on February 23, 1994
                                                    Registration No. 33-


                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under


                           The Securities Act of 1933


                              --------------------
                            PLY GEM INDUSTRIES, INC.
            (Exact Name of Registrant as Specified in its Charter)

                              -------------------

         Delaware                                             11-1727150
  (State or Other Jurisdiction                            (I.R.S.  Employer
of Incorporation or Organization)                        Identification No.)

                              --------------------
          777 Third Avenue, New York, New York 10017   (212) 832-1550
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                              --------------------

                              JEFFREY S. SILVERMAN
                            Ply Gem Industries, Inc.
          777 Third Avenue, New York, New York 10017   (212) 832-1550
  (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)



                                  Copies to:
       ELIHU H. MODLIN, ESQ.                           PETER S. KOLEVZON, ESQ.
EAB Plaza, Uniondale, New York  11556                 Kramer, Levin, Naftalis,
          (516) 794-4600                             Nessen, Kamin & Frankel
                                                          919 Third Avenue
                                                      New York,New York 10022
                                                           (212) 715-9100


        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement.


                                  --------------------

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the
                              following box. [   ]


 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reimbursement plans, check the following box.
                                     [ X ]



                              --------------------
                        CALCULATION OF REGISTRATION FEE

                                                                               Proposed
                                                            Proposed           maximum
            Title of each                                   maximum            aggregate        Amount of
            class of securities          Amount to be       offering price     offering         registration
            to be registered             registered         per share(1)       price(1)         fee
            -------------------          ----------         ------------       --------         ------------
Common Stock, $.25 par value          2,753,500 Shares (2)   $25.625           $70,558,437.50   $24,331.67

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for the shares reported on the American Stock Exchange on February 22, 1994.
(2) Represents the maximum number of shares of common stock issuable upon conversion of $50 million aggregate principal amount of the Registrant's Convertible Senior Subordinated Discount Debentures due 2008 outstanding at the close of business on February 22, 1994.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                                2,753,500 SHARES


                            PLY GEM INDUSTRIES, INC.


                                  COMMON STOCK

                             -----------------------


              On February 23, 1994, Ply Gem Industries, Inc. ("Ply Gem" or the "Company") called for redemption on March 25, 1994 (the "Redemption Date") all of its Convertible Senior Subordinated Discount Debentures Due 2008 (the "Debentures"), at a redemption price of $1,000 for each $1,000 principal amount of Debentures, plus accrued interest of $48.33 per $1,000 principal amount of Debentures from October 1, 1993 to the Redemption Date, for a total amount payable of $1,048.33 for each $1,000 principal amount of Debentures (the "Redemption Price").

              The Debentures are convertible into shares of the Company's common stock, par value $0.25 per share (the "Common Stock"), at a conversion price of $18.16 per share, or 55.070 shares for each $1,000 principal amount of Debentures. Cash will be paid for fractional shares of Common Stock, and no payment or adjustment will be made for interest accrued on Debentures surrendered for conversion or for dividends or distributions paid to holders of Common Stock as of a record date prior to the Conversion Expiration Date (as defined below). The conversion right expires at 5:00 p.m., New York Time, on March 23, 1994 (the "Conversion Expiration Date"), which is the second business day prior to the Redemption Date. From and after the Redemption Date, holders of the Debentures ("Holders") shall be entitled only to the Redemption Price and interest shall cease to accrue.

              The Common Stock is listed on the American Stock Exchange. On February 22, 1994, the closing price of the Company's Common Stock on the American Stock Exchange was $25.50 per share.

              The Company has made arrangements with PaineWebber Incorporated (the "Purchaser") pursuant to which the Purchaser has agreed, subject to certain conditions, to acquire from the Company all of the shares of Common Stock that otherwise would have been issuable upon conversion of those Debentures that are either (i) duly surrendered for redemption or (ii) not duly surrendered for conversion by the Conversion Expiration Date or for redemption by the Redemption Date. The purchase price for such shares will be an amount equal to the aggregate Redemption Price of such Debentures. The proceeds from the sale will be used by the Company to pay the aggregate Redemption Price of such Debentures. In addition, the Purchaser may purchase Debentures in the open market or otherwise on or prior to the Conversion Expiration Date and has agreed to convert into Common Stock all the Debentures which it owns on or prior to the Conversion Expiration Date. See "Standby Arrangements" for a description of the Purchaser's compensation arrangements with the Company. The Purchaser has not been retained with respect to the redemption of the Debentures or the issuance of Common Stock to Holders who elect to surrender their Debentures for conversion and will receive no remuneration in connection therewith. The Purchaser is an underwriter only with respect to the Common Stock acquired by it.

              Prior to and after the Redemption Date, the Purchaser may offer to the public shares of Common Stock, including shares acquired through conversion of Debentures purchased by the Purchaser as described above, at prices set by it from time to time and to dealers at such prices less a selling concession to be determined by the Purchaser. Prior to the Redemption Date, it is intended that such prices will not be increased more frequently than once in any day and will not exceed the greater of the last sale or current asked price of the Common Stock on the American Stock Exchange, plus applicable dealers' commissions. Sales of Common Stock by the Purchaser may be made on the American Stock Exchange, in block trades, in the over-the-counter market, in privately negotiated transactions or otherwise, from time to time. In effecting such sales, the Purchaser may realize profits or incur losses independent of the compensation referred to under "Standby Arrangements." Any Common Stock so offered by the Purchaser will be subject to prior sale, to receipt and acceptance by it and to the approval of certain legal matters by legal counsel. The Purchaser reserves the right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. The Company has agreed to indemnify the Purchaser against, and to provide contribution with respect to, certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. See "Standby Arrangements." The Purchaser has agreed to remit to the Company 50% of any net profits realized by the Purchaser on sales of Common Stock purchased from the Company or acquired upon conversion of Debentures pursuant to the standby arrangements described under "Standby Arrangements."

                                ---------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
                  SECURITIES AND EXCHANGE COMMISSION OR ANY
                         STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

                            PAINEWEBBER INCORPORATED

                                ---------------

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 23, 1994

              IN CONNECTION WITH THIS OFFERING, THE PURCHASER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OR THE COMMON STOCK OR BOTH AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE, THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                             AVAILABLE INFORMATION

              Ply Gem is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

              The Company has filed with the Commission, in Washington, D.C., a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all of the information included in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

              The following documents previously filed by the Company with the Commission are incorporated in and made a part of this Prospectus:

              1. Annual Report on Form 10-K for the fiscal year ended December 31, 1992, as amended by Form 8, dated April 27, 1993;

              2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993; and

              3.      Current Report on Form 8-K, dated December 15, 1993.

              All documents subsequently filed by the Company pursuant to
Section 13, 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering covered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.





                                       2.

              The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which have been or may be incorporated by reference (other than exhibits to those documents which are not specifically incorporated by reference) in the Registration Statement of which this Prospectus is a part. Requests for such copies may be directed to Ms. Diane Cady, Vice President-Investor Relations, Ply Gem Industries, Inc., 777 Third Avenue, New York, New York 10017. The telephone number is (212) 832-1550.



                                  THE COMPANY

              Ply Gem is a national manufacturer and distributor of a wide range of specialty products for the home improvement industry. The Company believes that it is among the nation's largest manufacturers of wood windows, vinyl siding and accessories, and vinyl windows, and one of the major suppliers of specialty wood and other related products. Each of the Company's ten wholly owned operating subsidiaries and its one division have achieved a leading market position within their respective niches of the home improvement industry.

              The home improvement industry includes products designed for all remodeling, repair and alteration of residential structures whether the work is performed by the homeowner (the "do-it-yourselfer" or "D-I-Y"), or by a professional contractor. Home improvement products, which in some cases are also used in new construction applications, are sold either through retailers or specialty wholesale distributors that in turn sell to retailers, contractors and builders. The success of the recently introduced warehouse home center format, such as that utilized by The Home Depot, Inc., continues to change the traditional way in which home improvement products are sold.

              The Company's primary objective is to become the supplier of choice to the home improvement industry for high margin specialty products. The Company believes that it is uniquely positioned to provide products and services to the major home center retailers, which the Company believes is the fastest growing segment of the home improvement industry.

              The Company operates in four primary business groups: Windows, Doors and Siding; Specialty Wood Products; Distribution; and Home Products. Set forth below is a description of the Company's ten wholly owned operating subsidiaries and Ply*Gem Manufacturing, its one division.

              WINDOWS, DOORS AND SIDING

              SNE Enterprises, Inc. is a major manufacturer of wood windows in the United States, competing with companies such as Andersen Corporation, Marvin Lumber & Cedar Company, Inc. and Pella Windows and Doors Division of Rolscreen Co. It offers a wide range of custom and standard wood windows, patio doors, skylights and bi-fold and interior doors.

              Variform, Inc. is a producer of vinyl siding and a leading supplier to major home center retailers. Its vinyl siding, soffits and accessories are produced in a variety of patterns and colors, including woodgrains.

              Great Lakes Window, Inc. is a manufacturer of high quality, energy efficient, maintenance-free vinyl replacement windows. Its products include double hung, casement, sliding and awning windows, as well as hinged and sliding patio doors.

              Richwood Building Products, Inc. is a manufacturer of siding accessories to the remodeling and new construction markets. Siding accessories include blocks, which allow for the flush mounting of items like light fixtures to the exterior of a home, and gable vents.





                                       3.

              SPECIALTY WOOD PRODUCTS

              Hoover Treated Wood Products, Inc. is a producer of fire-retardant and pressure treated lumber and plywood for protection against moisture and insect infestation.

              Sagebrush Sales, Inc. is a manufacturer and distributor of specialty lumber and building products serving the home improvement and new construction markets in the Southwest.

              Goldenberg Group, Inc. is a West Coast manufacturer and distributor of furniture components, laminates and board products to furniture manufacturers and other original equipment manufacturers, building material retailers and wholesalers.

              Ply*Gem Manufacturing is a manufacturer and distributor of decorative wall coverings. Its products include decorator paneling, planking, tileboard and ceramic tile for the home improvement market.

              Continental Wood Preservers, Inc. is a Midwestern manufacturer of a full line of treated wood products for home improvement retailers and lumberyards in the Midwest.

              DISTRIBUTION

              Allied Plywood Corporation is a national distributor of a broad range of high end specialty wood and wood related products, including hardwood plywood, melamine and other laminated board products, hardwood lumber, solid surface materials and cabinet hardware. It is also the nation's leading importer of Russian wood products.

              HOME PRODUCTS

              Studley Products, Inc. is a manufacturer of disposable and cloth vacuum cleaner bags. In addition, it sells related floor care products, grass catcher bags for the lawn care market and filtration products for use in pollution control applications.

              The Company, a Delaware corporation, has its principal executive offices at 777 Third Avenue, New York, New York 10017. Its telephone number is (212) 832-1550. Unless the context requires otherwise, all references to the Company or Ply Gem include Ply Gem and its subsidiaries on a consolidated basis.



                              RECENT DEVELOPMENTS

              On February 17, 1994, the Company reported unaudited operating results for the year ended December 31, 1993. These results, together with audited operating results for the year ended December 31, 1992, are summarized below.


                                                         Year Ended
                                                         December 31,
                                                   --------------------
                                                  1993                   1992
                                                  ----                   ----
                                            (In thousands, except per share data)
Net sales                                     $722,660              $623,182
Income from operations                          31,577                27,351
Net income                                       9,650                 6,306
Earnings per share                                0.75                  0.56





                                       4.

                      SELECTED CONSOLIDATED FINANCIAL DATA

              The selected consolidated financial data presented in the following table for, and as of the end of, each of the years ended December 31, w1988 through 1992 is derived from and should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto incorporated by reference herein. The data as of and for the nine month periods ended September 30, 1992 and 1993 have been derived from unaudited financial information included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1993 incorporated herein by reference which has been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, which are of a normal and recurring nature and which are necessary for a fair presentation of the results for the unaudited interim periods. Results of interim periods are not necessarily indicative of results to be expected for the full year.




                                     Nine Months
                                 Ended September 30,                      Year Ended December 31,
                            -----------------------------   ----------------------------------------------------
                                1993            1992          1992       1991       1990       1989       1988
                            -------------   -------------   --------   --------   --------   --------   --------
                                                             (in thousands)
CONSOLIDATED INCOME
  STATEMENT
  Net sales                   $ 539,735       $ 471,383     $623,182   $561,550   $545,511   $506,845   $383,699
  Income from operations         23,766          19,757       27,351     25,779     25,955     35,985     27,485
  Income before income
    taxes                        12,154           8,344       11,374      7,759      5,522     16,882     21,152
  Net income                      6,661           4,506        6,306      4,039      3,175     10,100     15,850
                            -------------   -------------   --------   --------   --------   --------   --------
                            -------------   -------------   --------   --------   --------   --------   --------
Average fully diluted
  shares outstanding             14,967          14,116       14,554     13,448     13,132     14,014     11,991
Per share data:
  Net income                       $.55            $.40         $.56       $.39       $.31       $.90      $1.36
  Dividends                         .09             .09          .12        .12        .12        .12        .12
  Book value                      11.53           10.94        11.05      10.59      10.56      10.26       9.36

                                 As of September 30,                         As of December 31,
                            -----------------------------   ----------------------------------------------------
                                1993            1992          1992       1991       1990       1989       1988
                            -------------   -------------   --------   --------   --------   --------   --------
                                                              (in thousands)
CONSOLIDATED BALANCE SHEET
  Working capital             $ 124,358       $ 111,182     $ 93,701   $ 93,715   $113,816   $120,792   $113,503
  Total assets                  355,304         326,378      313,997    281,124    329,975    303,349    224,517
  Long-term debt                 84,080          72,437       62,451     57,996    106,186    101,931     43,766
  Capital leases                  7,179           7,078        7,215        105        236        397        535
  Convertible subordinated
    debentures                   50,000          50,000       50,000     50,000     46,489     42,167     38,243
  Capital expenditures           16,040           7,863       17,138      9,719     27,347     12,124      7,359
  Depreciation and
    amortization                  9,494           8,888       11,830     12,166     12,139     10,970      7,392
  Stockholders' equity          124,934         115,502      118,439    111,349    107,620    107,868    100,183





                                      5.

                                 CAPITALIZATION

              The following table sets forth the unaudited short-term debt and consolidated capitalization of the Company at December 31, 1993, and as adjusted to give effect to the assumed conversion of all the outstanding Debentures into shares of Common Stock and the expenses payable by the Company in connection therewith. The following table should be read in conjunction with the financial information set forth elsewhere in this Prospectus and the Consolidated Financial Statements of the Company contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1992 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993 which are incorporated herein by reference. See "Selected Consolidated Financial Data" and "Incorporation of Certain Documents by Reference."


                                                                     December 31, 1993
                                                               ----------------------------
                                                               Actual           As Adjusted
                                                               -------          -----------
                                                                       (in thousands)
Short-term debt (including
   current maturities of
   long-term debt)                                             $ 17,611           $ 17,611

Long-term debt (less current maturities):
   Bank loans                                                    72,061             72,061
   Capital leases                                                 7,166              7,166
   Industrial development revenue bonds                           8,374              8,374
   Convertible Senior Subordinated
      Discount Debentures due 2008                               50,000                 --
   Other                                                             57                 57
                                                            -----------        -----------
        Total long-term debt                                    137,658             87,658
                                                            -----------        -----------

Stockholders' equity:
   Preferred Stock, $.01 par value:
      5,000,000 shares authorized; none issued                       --                 --
   Common Stock, $.25 par value:
      30,000,000 shares authorized;
      11,872,509 issued; 14,626,009,
      as adjusted                                                 2,968              3,656
   Additional paid-in capital (1)                                64,008            111,863
   Retained earnings                                             72,602             72,602
Less:
   Unamortized restricted stock                                   1,271              1,271
   Treasury stock-at cost
      (910,073 shares)                                            9,362              9,362
                                                               --------           --------

        Total stockholders' equity                              128,945            177,488
                                                               --------           --------

             Total capitalization                              $266,603           $265,146
                                                               ========           ========


- -----------------
(1) Additional paid-in capital, as adjusted, includes the estimated expenses of this transaction, net of interest saved.





                                       6.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

              The Company's Common Stock is listed on the American Stock Exchange and is traded under the symbol PGI. The following table sets forth for the periods indicated, the low and high sales prices of the Common Stock as reported on the American Stock Exchange:

                                                                    Sales Price
                                                                    -----------
                                                               Low                     High
                                                               ---                     ----

1992
  First Quarter . . . . . . . . .                             $ 8.75                   $12.00
  Second Quarter  . . . . . . . .                               9.75                    14.75
  Third Quarter   . . . . . . . .                               9.75                    11.625
  Fourth Quarter  . . . . . . . .                               9.375                   13.125

1993
  First Quarter . . . . . . . . .                             $11.125                  $13.625
  Second Quarter  . . . . . . . .                               9.875                   12.00
  Third Quarter   . . . . . . . .                              10.125                   13.50
  Fourth Quarter  . . . . . . . .                              13.375                   18.375

1994
  First Quarter . . . . . . . .                               $17.25                   $25.875
   (through February 22, 1994).


              The last reported sales price of the Common Stock on the American Stock Exchange on February 22, 1994 was $25.50. As of February 22, 1994, the Company had 11,163,946 outstanding shares of Common Stock held by approximately 2,530 stockholders of record.

              The Company has paid cash dividends on its Common Stock since 1976 and presently pays quarterly dividends at the annual rate of $.12 per share.



                                USE OF PROCEEDS

              The proceeds, if any, received by the Company from the sale of Common Stock to the Purchaser pursuant to the standby arrangements described herein under "Standby Arrangements" will be used to pay the Redemption Price of Debentures not duly tendered for conversion. Any other amounts received by the Company from the Purchaser pursuant to the profit-sharing arrangement described herein will be used for general corporate purposes. The amount of the proceeds, if any, to be received by the Company from the Purchaser is not determinable at this time, as neither the number of shares, if any, that will be sold to the Purchaser nor the amount of profit, if any, that the Purchaser will realize upon resale of such shares can be determined at this time. The Company will not receive any proceeds from the issuance of Common Stock upon conversion of Debentures.





                                       7.

                          DESCRIPTION OF CAPITAL STOCK

              The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, $.25 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share (the Preferred Stock").

COMMON STOCK

              At February 22, 1994, there were 11,163,946 outstanding shares of Common Stock held by approximately 2,530 holders of record. All issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable and the shares of Common Stock that may be purchased by the Purchaser pursuant to the standby arrangements described herein, or that may be issued upon conversion of Debentures purchased by the Purchaser, will be, when issued in accordance with such arrangements or upon such conversion, validly issued, fully paid and non-assessable. Each holder of Common Stock on the applicable record date is entitled to share ratably in such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Each holder of shares of Common Stock is entitled to one vote per share on all matters to be voted upon by such holders and is not entitled to cumulative voting for the election of directors. Thus, the holders of a majority of the shares of Common Stock outstanding may elect all of the directors. The holders of Common Stock do not have pre-emptive rights and, upon liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets of the Company legally available for distribution to the holders of its Common Stock, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock which the Company may issue in the future.

PREFERRED STOCK

              The Certificate of Incorporation authorizes the Board of Directors, without stockholder approval, to issue Preferred Stock, from time to time, in one or more series, with such voting powers, designations, preferences, and relative, participating, optional, conversion or other special rights, including, without limitation, liquidation preferences and redemption rights and such qualifications, limitations and restrictions, as the Board of Directors may, in its sole discretion, determine.

              The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company.

LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS; INDEMNIFICATION MATTERS

              The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of such director's fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "DGCL"), or (iv) for any transaction from which the director derived an improper personal benefit. The provision has no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its directors from compliance with federal or state securities laws. The Certificate of Incorporation further provides that the Company shall indemnify and hold harmless, to the fullest extent authorized by the DGCL, any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (each, a "Proceeding"), by reason of the fact that he or she or a person for whom he or she is the legal representative, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other entity, against all expenses, liability and loss (including





                                       8.

attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such persons in connection therewith; provided, however, that the Company shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors.

DELAWARE LAW AND LIMITATIONS ON CHANGES IN CONTROL

              Generally, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" (as defined in Section 203) with an "interested stockholder" (defined in Section 203 generally, as a person owning 15% or more of a corporation's outstanding voting stock) for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved either the transaction resulting in such person becoming an interested stockholder or the business combination;
(ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock owned by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the date on which such person became an interested stockholder the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

REGISTRAR AND TRANSFER AGENT

              The Registrar and Transfer Agent for the Common Stock is Harris Trust Company of New York.



                              STANDBY ARRANGEMENTS

              The Company and the Purchaser have entered into a standby purchase agreement (the "Standby Agreement"), pursuant to which the Purchaser has agreed to purchase from the Company, subject to certain conditions, all of the shares of Common Stock that otherwise would have been issuable upon conversion of those Debentures that are either (i) duly surrendered for redemption or (ii) not duly surrendered for conversion by the Conversion Expiration Date or for redemption by the Redemption Date. The purchase price for such shares will be an amount equal to the aggregate Redemption Price for such Debentures.

              The Purchaser may also acquire Debentures for its own account in the open market or otherwise on or prior to the Conversion Expiration Date in such amounts and at such prices as the Purchaser deems advisable. The Purchaser has agreed to surrender for conversion into Common Stock any Debentures beneficially owned by it on or before the Conversion Expiration Date.

              Prior to and after the Redemption Date, the Purchaser may offer to the public shares of Common Stock, including shares acquired through conversion of Debentures purchased by the Purchaser as described above, at prices set by it from time to time and to dealers at such prices less a selling concession to be determined by the Purchaser. Prior to the Redemption Date, it is intended that such prices will not be increased more frequently than once in any day and will not exceed the greater of the last sale or current asked price of the Common Stock on the American Stock Exchange, plus applicable dealers' commissions. Sales of Common Stock by the Purchaser may be made on the American Stock Exchange, in block trades, in the over-the-counter market, in privately negotiated transactions or otherwise, from time to time. In effecting





                                       9.

such sales, the Purchaser may realize profits or incur losses independent of the compensation discribed below. Any Common Stock so offered by the Purchaser will be subject to prior sale, to receipt and acceptance by it and to the approval of certain legal matters by legal counsel. The Purchaser reserves the right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice.

              Up to 2,753,500 shares of Common Stock are subject to purchase under the Standby Agreement, which amount represents the maximum number of shares of Common Stock issuable on conversion of the $50,000,000 principal amount of Debentures outstanding as of February 22, 1994.

              Pursuant to the terms of the Standby Agreement and in consideration of the Purchaser's obligations thereunder, the Company has agreed to pay to the Purchaser the sum of $375,000 plus an additional (i) $.90 per share for each share in excess of 137,675 shares up to 523,165 shares, and (ii) $.95 per share for each share in excess of 523,165 shares, purchased by the Purchaser pursuant to the Standby Agreement or acquired by the Purchaser upon conversion of Debentures purchased by the Purchaser subsequent to the date hereof. The Purchaser has agreed to remit to the Company 50% of the excess of the aggregate proceeds received upon the resale by the Purchaser of such shares of Common Stock (net of selling concessions, commissions, transfer taxes and other direct, out-of-pocket selling expenses), if any, over the aggregate purchase price paid by the Purchaser for such shares. The Company has agreed to reimburse the Purchaser for its out-of-pocket expenses not in excess of $75,000 in connection with the transaction contemplated by the Standby Agreement and to indemnify the Purchaser against, and to provide contribution with respect to, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

              Pursuant to the Standby Agreement, the Company has agreed, with certain exceptions, that, for a period of 90 days from the date hereof, without the prior written consent of the Purchaser, it will not issue or sell, or enter into any agreement, arrangement or understanding of any kind, or take any action, for the issuance or sale of, or otherwise dispose of any capital stock of the Company (or securities convertible into, exercisable or exchangeable for capital stock). In addition, the Company has agreed to cause its directors to agree not to take any of the actions described in the immediately preceding sentence.



                                 LEGAL MATTERS

              The validity of the shares of Common Stock being offered hereby will be passed upon for the Company by Messrs. Elihu H. Modlin and Charles M. Modlin, Uniondale, New York. Elihu H. Modlin is a director of the Company. Certain legal matters in connection with this offering will be passed upon for the Purchaser by Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, New York, New York.



                                    EXPERTS

              The consolidated financial statements of the Company and related financial statement schedules included or incorporated in this Prospectus and the Registration Statement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1992, as amended on April 27, 1993, have been audited by Grant Thornton, independent certified public accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.





                                      10.

                   No person has been authorized to give any
              information or make any representations other than those contained in this Prospectus and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or the Purchaser. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer to sell or solicitation of an offer to buy such securities in any circumstances in which such offer or a solicitation is unlawful.





                               TABLE OF CONTENTS

                                                           Page
                                                           ----
              Available Information                         2
              Incorporation of Certain
                Documents by Reference                      2
              The Company                                   3
              Recent Developments                           4
              Selected Consolidated
                Financial Data                              5
              Capitalization                                6
              Price Range of Common Stock
                and Dividend Policy                         7
              Use of Proceeds                               7
              Description of Capital Stock                  8
              Standby Arrangements                          9
              Legal Matters                                10
              Experts                                      10





                                2,753,500 Shares




                            PLY GEM INDUSTRIES, INC.

                                  Common Stock





                               -----------------

                                  PROSPECTUS

                                  ----------



                            PaineWebber Incorporated





                               ------------------

                               February 23, 1994

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.   Other Expenses of Issuance and Distribution.

             The following is a statement of expenses payable in connection with the distribution of the securities being registered (other than underwriting discounts and commissions), substantially all of which will be borne by the Company. All amounts are estimated except for the SEC registration fee.

             SEC registration fee                                                $24,332
             Fees and expenses of Trustee                                         10,000
             Blue sky fees and expenses                                            7,500
             Accounting fees and expenses                                         50,000
             Legal fees and expenses                                             150,000
             Printing and engraving expenses                                      50,000
             Transfer Agent and Registrar fees                                    50,000
             Miscellaneous expenses                                                8,168
                                                                                 -------
                Total                                                            350,000


Item 15.   Indemnification of Directors and Officers.

             Except as herein set forth, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

             Section 145 of the Delaware General Corporation Law provides as follows:

             INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

             (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys'

fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

             (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

             (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and
(b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

             (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

             (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

             (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

             (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

             (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

             (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

             ARTlCLES VII and VIII of the Certificate of Incorporation of the Company provide as follows:

             ARTICLE VII:

             (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of this corporation or is or was serving at the request of the corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such persons in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. Such right shall be a contract right and shall include the right to be paid by the corporation for expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this
Article VII or otherwise. The corporation may, by action of the board of directors, provide indemnification to employees and agents of the corporation with a lesser or the same scope and effect as the foregoing indemnification of directors and officers.

             (b) If a claim under Paragraph (a) of this Article VII is not paid in full by the corporation within ninety days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in said law, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant had not met the applicable standard of conduct.

             (c) The rights conferred on any person by Paragraphs (a) and (b) of this Article shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

             (d) The corporation may maintain insurance, at its expense, to protect itself and any such director or officer of the corporation or of another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

             ARTICLE VIII:

             A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time.

             Any appeal or modification of this Article VIII shall not increase the personal liability of any director of this corporation for any act or occurence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

             The provisions of this Article VIII shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article VIII."

             ARTICLE VIII of the Amended and Restated By-Laws of the Company provides as follows:

             SECTION 1. Right to Indemnification. The Corporation shall to the fullest extent permitted by applicable law as then in effect indemnify any person (the "Indemnitee") who was or is involved in any manner (including, without limitation, as a party or a witness), or is threatened to be made so involved, in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including. without limitation, any action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor) (a "Proceeding") by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding. Such indemnification shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.

             SECTION 2. Contracts and Funding. The Corporation may enter into contracts with any director, officer, employee or agent of the Corporation in futherance of the provisions of this Article VIII and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article VIII.

             SECTION 3. Employee Benefit Plans. For purposes of this Article VIII, references to "other enterprises" shall include employee benefits plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee, or agent, of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of a corporation.

             SECTION 4. Indemnification Not Exclusive Right. The right of indemnification and advancement of expenses provided in this Article VIII shall not be exclusive of any other rights to which a person seeking indemnification may otherwise be entitled, under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The provisions of this Article VIII shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnity under this
Article VIII and shall be applicable to Proceedings commenced or continuing after the adoption of this Article VIII, whether arising from acts or omissions occurring before or after such adoption.

             SECTION 5. Advancement of Expenses; Procedures. In futherance, but not in limitation, of the foregoing provisions, the following procedures and remedies shall apply with respect to advancement of expenses and the right to indemnification under this Article VIII:

             (a) Advancement of Expenses. All reasonable expenses incurred by or on behalf of the Indemnitee in connection with any Proceeding shall be advanced to the Indemnitee by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if it should ultimately be determined that the Indemnitee is not entitled to be indemnified against such expenses.

             (b) Written Request for lndemnification. To obtain indemnification under this Article VIII, an Indemnitee shall submit to the Secretary of the Corporation a written request, including such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the "Supporting Documentation"). The determination of the Indemnitee's entitlement to indemnification shall be made within a reasonable time after receipt by the Corporation of the written request for indemnification together with the Supporting Documentation. The Secretary of the Corporation shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the Indemnitee has requested indemnification.

             (c) Procedure for Determination. The Indemnitee's entitlement to indemnification under this Article VIII shall be determined (i) by the Board of Directors by a majority vote of a quorum (as defined in Article II of these By-Laws) consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders, but only if a majority of the disinterested directors, if they constitute a quorum of the Board of Directors, presents the issue of entitlement to indemnification to the stockholders for their determination."

             The Company has purchased Directors' and Officers' Liability Insurance. Subject to the policy conditions, the insurance provides coverage for amounts payable by the Company to its directors and officers pursuant to the Registrant's Certificate of Incorporation and By- Laws.

             Pursuant to Sections 6 and 7 of the Standby Agreement, a form of which is filed as Exhibit 1.1 hereto, the Purchaser has agreed to indemnify the Company, its directors and certain of its officers against, and to provide contribution with respect to, certain civil liabilities under the Securities Act of 1933.


Item 16.   Exhibits.

             1.1 Form of Standby Agreement between the Company and the Purchaser.
             4.1 Form of stock certificate evidencing Common Stock of the Company.
             5.1     Opinion and consent of Messrs. Elihu H. Modlin and Charles
                     M. Modlin.
            23.1     Consent of Grant Thornton.
            23.2 Consent of Messrs. Elihu H. Modlin and Charles M. Modlin (included in Exhibit 5.1).
            24.1     Power of Attorney (included on page II-8 hereof).


Item 17.   Undertakings.

             The undersigned Registrant hereby undertakes that, for purpose of determining any liability under the Securities Act of 1933, as amended (the "Act") each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             The Registrant hereby further undertakes:

                     (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions of Item 512(a) of Regulation S-K) (a) to include any prospectus required by Section 10(a)(3) of the Act; (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (c) to include any material information with respect to the plan of distribution set previously disclosed in the registration statement or any material change to such information in the registration statement;

                     (ii) That, for the purpose of determining any liability under the Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                     (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, described under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on February 23, 1994

                                          PLY GEM INDUSTRIES, INC.


                                          By:  /s/ JEFFREY S. SILVERMAN
                                               ------------------------
                                               Jeffrey S. Silverman
                                               Chairman, Chief Executive Officer


                               POWER OF ATTORNEY

              KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey S. Silverman and Herbert P. Dooskin or any one of them with full authority to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, as each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, their or his substitutes, may lawfully do or cause to be done by virtue hereof.


              Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.


     Signature                                          Title                             Date
     ---------                                          -----                             ----

/s/JEFFREY S. SILVERMAN
- ----------------------------                    Chairman, Chief Executive          February 23, 1994
     Jeffrey S. Silverman                       Officer (Principal Executive
                                                Officer) and Director


/s/HERBERT P. DOOSKIN
- ---------------------------                     Executive Vice President           February 23, 1994
   Herbert P. Dooskin                           and Director


/s/STANFORD ZEISEL
- ---------------------------                     Secretary and Treasurer            February 23, 1994
     Stanford Zeisel                            (Principal Financial Officer)

/s/JEROME BAUM
- ---------------------------                     Controller                        February 23, 1994
     Jerome Baum

/s/DAVID GOTTERER
- ---------------------------                     Director                          February 23, 1994
     David Gotterer

/s/ELIHU H. MODLIN
- --------------------------                      Director                          February 23, 1994
     Elihu H. Modlin

                                EXHIBIT INDEX

            EXHIBIT
              NO.               DESCRIPTION
            -------             -----------
             1.1 Form of Standby Agreement between the Company and the Purchaser.
             4.1 Form of stock certificate evidencing Common Stock of the Company.
             5.1     Opinion and consent of Messrs. Elihu H. Modlin and Charles
                     M. Modlin.
            23.1     Consent of Grant Thornton.
            23.2 Consent of Messrs. Elihu H. Modlin and Charles M. Modlin (included in Exhibit 5.1).
            24.1     Power of Attorney (included on page II-8 hereof).